PCMC Announces CEO Converts $1M Debt to Equity at $1.00 Per Share

LAS VEGAS, NV--(MARKET WIRE)— Oct 31, 2007 -- Public Company Management Corporation (OTCBB: PUBC) announced today that Stephen Brock, the Company’s President, CEO, majority shareholder and a director, converted $1,019,657 of debt at $1.00 per share into 1,019,657 restricted shares of the Company’s common stock. The debt, which consisted of various long-term loans and advances that Mr. Brock had extended to PCMC, was fully satisfied as a result of the conversion.

"This action is a testament of my firm belief in PCMC based on our current business model, client base and future prospects," said Stephen Brock, PCMC President and CEO. "

About Public Company Management Corporation

PCMC is a management consulting firm that educates and assists small businesses to improve their management, corporate governance, regulatory compliance and other business processes with a focus on capital market participation. We provide solutions to clients at various stages of the business lifecycle:

•	Educational products to improve business processes or explore entering the capital markets.
•	Consulting to early-stage companies planning for growth.
•	Management consulting services to companies seeking to enter the public capital markets via self-underwriting or direct public offering or move from one capital market to another.
•	Regulatory compliance services to fully reporting, publicly traded companies.

As a public company with its common stock quoted and traded on the OTCBB, PCMC endeavors to lead by example.

In an effort to engender greater awareness, transparency and mainstream legitimacy to the OTCBB, a frequently misunderstood capital market, PCMC has established the PCMC Bulletin Board 30 Index®, which can be viewed at http://PublicCompanyManagement.com/PCMC-30. The companies listed in the index are not clients of PCMC and PCMC does not own any of their securities.

For a free white paper on "The Affordable IPO," visit http://PubcoWhitePapers.com.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the quality of PCMC’s clients, PCMC's future prospects, growth and profitability, liquidity and access to public markets, and trends in the industry in which PCMC operates which could have a material effect on PCMC's current business model, the ability of PCMC's clients to access capital markets, become fully reporting, publicly traded companies or to satisfy the SEC periodic or other reporting and/or corporate governance requirements if such clients were to become fully reporting public companies, and the ability of PCMC or any of its subsidiaries to consult with or advise its clients with respect to accomplishing any of the same. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in PCMC's filings with the SEC. PCMC assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTCBB: PUBC)

Contact:
Contact:
Public Company Management Corporation
Kipley J. Lytel, CFA
Chief Operating Officer
Phone: (702) 556-5736
 Email: KLytel@PublicCompanyManagement.com
 http://www.PublicCompanyManagement.com